           RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.
                8080 NORTH CENTRAL EXPRESSWAY, SUITE 210
                          DALLAS, TEXAS 75206

             NOTICE OF 1998 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD MAY 29, 1998


To the Shareholders of
Renaissance Capital Growth & Income Fund III, Inc.:

  NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of Renaissance Capital Growth & Income Fund III, Inc. (the "Fund"), a Texas corporation regulated as a Business Development Company under the Investment Company Act of 1940, will be held at The Westin Hotel/Galleria, Dallas, Texas, on May 29, 1998, at
8:30 a.m., local time, for the following purposes:

   1. To elect one Director of the Fund, to hold office for a term of three years, or until his successor is elected and qualified;

   2. To ratify the appointment by the Fund's Board of Directors of KPMG Peat Marwick LLP as independent auditors for the Fund for the fiscal year ending December 31, 1998;

   3. To amend the Investment Advisory Agreement to conform to the description of the management fee in the Prospectus and to provide for quarterly determination and payment of the management incentive fee; and

   4. To transact any and all other business that may properly be presented at the Annual Meeting or any adjournment(s).

  The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. The Fund's Board of Directors has approved the proposals and recommends that you vote IN FAVOR OF each such proposal.

  In addition, Shareholders will have the opportunity to meet the principal officers of selected Portfolio Companies and to hear their business reviews.

  The close of business on April 16, 1998, has been fixed as the record date for determining Shareholders entitled to notice of, and to vote at the Annual Meeting or any adjournment. The enclosed proxy card is being solicited on behalf of the Board of Directors.

  A copy of the Fund's 1997 Annual Report is also enclosed.

  You are cordially invited to attend the Annual Meeting. However, whether or not you expect to attend the Annual Meeting in person, PLEASE MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED, STAMPED ENVELOPE so that your shares can be voted at the Annual
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

Meeting. Your proxy will be returned to you at the Annual Meeting if you so request or otherwise in the manner provided for revocation of proxies described on the initial pages of the enclosed proxy statement. Prompt response by our Shareholders will reduce the time and expense of solicitation.

                          By Order of the Board of Directors
                          Renaissance Capital Growth & Income Fund III, Inc.


                          BARBE BUTSCHEK
                          Secretary

Dallas, Texas
April 20, 1998

           RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

                            PROXY STATEMENT
                                  FOR
                THE 1998 ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD MAY 29, 1998


                        SOLICITATION OF PROXIES

  This Proxy Statement is being furnished to the Shareholders of Renaissance Capital Growth & Income Fund III, Inc.(the "Fund"), a Texas corporation regulated as a Business Development Company under the Investment Company Act of 1940 (the "1940 Act"). The Fund's Board of Directors is soliciting proxies to be voted at the 1998 Annual Meeting of Shareholders (the
"Annual Meeting") to be held on May 29, 1998, at the time and place and for the purposes set forth in the accompanying Notice of 1998 Annual Meeting of Shareholders and at any adjournment(s). This Proxy Statement and the proxy card are first being sent to Fund Shareholders on or about April 20, 1997.

  The accompanying proxy card is designed to permit each Fund Shareholder to vote for or against or to abstain from voting on the proposals described in this Proxy Statement, and to authorize the persons serving as proxies to vote in their discretion with respect to any other proposal properly presented at the Annual Meeting. When a Shareholder's executed proxy card specifies a choice with respect to a voting matter, the shares will be voted accordingly. If no specifications are made, then the proxy will be voted by the persons serving as proxies at the Annual Meeting FOR (i) the election of the nominee Director, (ii) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Fund for the current fiscal year and (iii) the approval of the amendments to the Investment Advisory Agreement.

  The Board of Directors encourages the Shareholders to attend the Annual Meeting personally. Executing and returning the accompanying proxy card will not affect a Shareholder's right to attend the Annual Meeting and to vote in person. Any Shareholder giving a proxy has the right to revoke it at any
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

time before it is voted by giving written notice of revocation to Ms. Barbe Butschek, Secretary, Renaissance Capital Growth & Income Fund III, Inc., 8080 North Central Expressway, Suite 210, Dallas, Texas 75206, by executing and delivering a later-dated proxy, or by attending the Annual Meeting and voting in person. No revocation notice or later-dated proxy, however, will be effective until received by the Fund at or prior to the Annual Meeting. Revocation will not affect a vote on any matters taken prior to the receipt of the revocation. Mere attendance at the Annual Meeting will not by itself revoke the proxy.

  In addition to soliciting proxies by mail, officers, directors and regular employees of Renaissance Capital Group, Inc. ("Renaissance Group") may solicit the return of proxies by personal interview, mail, telephone and facsimile. These persons will not receive additional compensation for their services, but will be reimbursed for out-of-pocket expenses. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward solicitation material to the beneficial owners of shares. The Fund has retained Morrow & Company, Inc. to assist in the solicitation of proxies for this year's Annual Meeting at a cost to the Fund of approximately $3500 plus reimbursement of reasonable expenses. The Fund will pay all reasonable costs of solicitation.

  The Fund's Annual Report to Shareholders for the year ended December 31, 1997 has been mailed to all Shareholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy soliciting material.

  The Fund's principal offices are located at 8080 N. Central Expressway, Suite 210, Dallas, Texas 75206, and its telephone number is (214) 891-8294.

                        PURPOSES OF THE MEETING

  At the Annual Meeting, Fund Shareholders will have the opportunity to meet principal officers of selected Portfolio Companies and to hear their business reviews. In addition, the Shareholders will consider and vote upon the following matters:

   1. The election of one Director of the Fund, to hold office for a term of three years, or until his successor is elected and qualified;

   2. Ratification of the Board of Director's appointment of KPMG Peat Marwick LLP as independent auditors for the Fund for the fiscal year ending December 31, 1998;

   3. The amendment of the Investment Advisory Agreement to conform to the description of the management fee in the Prospectus and to provide for quarterly determination and payment of the management incentive fee; and

   4. Such other and further business as may properly be presented at the Annual Meeting or any adjournment(s).

                    RECORD DATE AND SHARE OWNERSHIP

  The close of business on April 16, 1998, has been fixed as the record date (the "Record Date") for determining Shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment. At the close of business on the Record Date, the Fund had outstanding 4,342,942 shares of Common Stock and approximately 1,336 record holders.


                                 VOTING

  Each share of Common Stock is entitled to one vote. The Common Stock is the only class of securities of the Fund entitled to vote at the Annual Meeting. A Shareholder is entitled to vote all shares of Common Stock held of record at the close of business on the Record Date, in person or by proxy, at the Annual Meeting. There are no cumulative voting rights. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

  A quorum for the Annual Meeting will consist of the presence, in person or by proxy, of the holders of a majority of the shares outstanding and entitled to vote as of the Record Date. Shares that are voted "FOR," "AGAINST," OR "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares "represented and voting" at the Annual Meeting (the "Votes Cast") with respect to such matter.

  While there is no definitive statutory or case law authority in Texas as to the proper treatment of abstentions, the Fund believes that abstentions should be counted for purposes of determining both (1) the presence or absence of the quorum for the transaction of business and (2) the total number of Votes Cast with respect to a proposal. In the absence of controlling precedent to the contrary, the Fund intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against a proposal.

  Broker non-votes will be counted for purposes of determining the presence orabsence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to a proposal.

  If a quorum is not represented at the Annual Meeting or, although a quorum is represented, an insufficient number of votes in favor of any of the proposals set forth in the Notice of Meeting are not received by the date of the Annual Meeting, the persons named as proxies may prepare and vote for one or more adjournment(s) of the Annual Meeting with no other notice than announcement at the Annual Meeting. Further solicitations of proxies with respect to these proposals may be made. Shares represented by proxies indicating a vote against any such proposals will be voted against such adjournments.

                            PROPOSAL ONE
                         ELECTION OF DIRECTORS

  At the Annual Meeting, one Director will be elected to serve for a term of three years or until his successor is elected and qualified. Pursuant to the Fund's Articles of Incorporation and Bylaws, the Board of Directors is divided into three classes. Each class serves for a three-year term. The term of office of the first class expires at the Annual Meeting (Class One), the term of office of the second class expires at the annual meeting of Shareholders to be held in 1999 (Class Two), and the term of office of the third class expires at the annual meeting of Shareholders to be held in 2000 (Class Three). Peter Collins serves as Class One Director, having served as a Director since the Fund's inception in January 1994, and will stand for re-election at the Annual Meeting. Mr. Pauken serves as a Class Two Director, having served as a Director since the Fund's inception in January 1994, and there is one vacancy in the Class Two Director positions.
 Class Three members are Russell Cleveland and Ernest C. Hill, each of whom have served as a Director since the Fund's inception in January 1994.

  Because the Board is divided into classes, only those Directors in a single class may be changed in any one year. Consequently, changing a majority of the Board of Directors would require two years (although under Texas law, procedures are available to remove Directors even if they are not then standing for re-election and, under Securities and Exchange Commission regulations, procedures are available for including appropriate Shareholder proposals in management's annual proxy statement). Having a classified Board of Directors, which may be regarded as an "anti-takeover" provision, may make it more difficult for the Fund's Shareholders to change the majority of Directors and thus have the effect of maintaining the continuity of management.

  Mr. Collins has consented to serve as a Director for the next three years. The Board of Directors knows of no reason why he will be unable to serve, but in the event of such inability, the proxies received will be voted for a substitute nominee recommended by the Board of Directors.

  Certain information concerning the Fund's Directors and nominees for Director is set forth below:

  Mr. Pauken and Mr. Hill serve as directors or independent general partners of one or more other investment companies sponsored by Renaissance Group.
Mr. Cleveland is the majority shareholder Renaissance Group, which serves as the corporate general partner or manager to three investment companies or trusts managed by Renaissance Group as well as providing similar services for the Fund.

Name and Fund           Age    First      Term as          Number of Shares
Positions and Offices         Year as     Director           Beneficially
                                           Expires           Owned Directly
                                                         or Indirectly as of
                                                            the Record Date



*Russell                59       1994          2000               12,799.31
Cleveland,                                   (Class Three)
Chairman of
the Board,
President, and
Director

Peter Collins,
 Director               53       1994          1998                 0
                                            (Class One)

Ernest C. Hill,
 Director               57       1994          2000                 0
                                           (Class Three)

Thomas W. Pauken,
 Director               54       1994          1999               500
                                            (Class Two)

<F1>
* "Interested Person" as defined in the 1940 Act.

  RUSSELL CLEVELAND is the President, principal founder and majority shareholder of Renaissance Group. He is a Chartered Financial Analyst with over 25 years experience as a specialist in investments in smaller capitalization companies. Mr. Cleveland served as a director of Greiner Engineering, Inc., a former portfolio investment of a prior Renaissance Group investment partnership. A graduate of the Wharton School of Business, Russell Cleveland has served as President of the Dallas Association of Investment Analysts. Mr. Cleveland also serves on the Board of Directors of the following companies: Biopharmaceutics, Inc., Global Environmental, Inc., International Movie Group, Inc. and Biodynamics International, Inc.

  PETER COLLINS has been a financial and management consultant to closely-held businesses for the last ten years in the USA, the UK, and Europe, in areas of finance, start-ups, joint ventures and mergers and acquisitions. He has advised companies in every segment of industry (including manufacturing, distribution, service, agriculture, construction and multi-media) and in all stages of development (from start-up to bankruptcy). Mr. Collins was educated in England, where he received a B.Sc. in Civil Engineering from Liverpool University and an M.Sc. in Business Administration from The City University, London.

  ERNEST C. HILL has a broad background in convertible securities analysis with major NYSE brokerage firms and institutional investors. He specializes in computer-aided investment analysis and administrative procedures. Mr. Hill was awarded a Ford Fellowship to the Stanford School of Business, where he received an MBA, with honors, in Investment and Finance. Mr. Hill's prior experience includes service as Assistant Professor of Finance, Southern Methodist University, and Associate Director of the Southwestern Graduate School of Banking.

  THOMAS W. PAUKEN has experience both as a corporate executive officer and as the head of an independent federal agency. Professionally qualified as an attorney, he currently is the President of TWP, Inc. From 1985 to 1991, Mr. Pauken was Vice President and Corporate Counsel of Garvon, Inc. Mr. Pauken served on President Reagan's transition team and on the White House legal counsel's staff. Later, he was appointed by President Reagan as Director of ACTION, an independent federal agency that encourages volunteerism where he served from 1981 to 1985. He also served as a White House staff assistant and as Associate Director of the White House Fellowship program from 1970 to 1971. Mr. Pauken served from 1986 to 1991 as Director of 50-Off Stores, Inc. He holds a BA in political science from Georgetown University and a JD from Southern Methodist University School of Law.

  The Fund does not have standing audit, nominating or compensation committees of the Board of Directors. The Fund held 11 Board of Directors meetings in 1997, and each Director attended at least 75% of these meetings.

  Directors who are not employees of either the Fund or Renaissance Group receive a monthly fee of $1,000, plus $500 and out of pocket expenses for each meeting held. The Fund does not pay any fees to, or reimburse expenses of, its Directors who are considered "interested persons" of the Fund. The aggregate compensation for the period from January 1, 1996, to December 31, 1996, that the Fund paid each Director, and the aggregate compensation paid to each Director for the most recently completed fiscal year by other funds to which Renaissance Group provides investment advisory services (collectively, the "Renaissance Fund Complex") is set forth below:
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

                                 Pension or
                                 Retirement      Estimated      Total
                                 Benefits        Annual         Compensation
                   Aggregate     Accrued         Benefits       from Fund and
                   Compensation  as Part of      Upon           Renaissance
                   from Fund     Fund Expenses   Retirement     Fund Complex



Russell                0                0             0               0
Cleveland (1)

Peter Collins        $17,500            0             0            $17,500

Ernest C. Hill       $17,500            0             0            $74,355

Thomas W. Pauken     $17,500            0             0            $50,355

Richard Snyder (2)   $17,000            0             0            $17,000

<F1>
(1) Renaissance Group earned $816,744 in investment advisory fees from the Fund in 1997. See "Information about the Fund's Principal Officers and Investment Advisor."
<F2>
(2) Mr. Snyder resigned from the Board of Directors in late 1997.

  The nominee receiving the vote of a plurality of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting will be elected as a Director.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MR. COLLINS AS CLASS I DIRECTOR.

                              PROPOSAL TWO
           RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected KPMG Peat Marwick LLP, independent public accountants, to audit the Fund for the fiscal year ending December 31, 1998. Their selection was approved by the vote, cast in person, of a majority of the Board of Directors, including a majority of the Directors who are not "interested persons" of the Fund, as defined in the 1940 Act, at a meeting held on January 15, 1998. KPMG Peat Marwick LLP has performed audit services for the Fund since its inception. A representative of KPMG Peat Marwick LLP is expected to attend the Annual Meeting. The KPMG Peat
Marwick LLP representative will respond to appropriate questions from the Shareholders and will be given the opportunity to make a statement, should the representative desire to do so. The Board of Directors generally meets once a year with representatives of KPMG Peat Marwick LLP to discuss the scope of their engagement and review the financial statements of the Fund and the results of their examination.

  The affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote at the Annual Meeting is required for the ratification of the selection of the Fund's independent auditors.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF KPMG PEAT MARWICK LLP AS THE FUND'S INDEPENDENT AUDITORS OF FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.



                             PROPOSAL THREE
              AMENDMENTS TO INVESTMENT ADVISORY AGREEMENT

  There is an inconsistency between the description of the management fee in the Fund's Prospectus dated May 25, 1994 (the "Prospectus") and the Investment Advisory Agreement dated February 15, 1994 between the Fund and Renaissance Group (the "Agreement"). The Prospectus states that the Fund will pay to Renaissance Group an annual management fee (the "Management Fee") of 1.75% of the Fund's net assets, determined and payable quarterly, throughout the term of the Agreement. The Agreement provides, however, that to the extent any portion of the Management Fee is based on an increase in net asset value attributable to unrealized appreciation of securities or other assets, such portion of the Management Fee will be deferred and not earned or payable until such times as appreciation or any portion thereof is in fact realized and then such deferred fees shall be earned and paid in proportion to the gains in fact realized. To correct this inconsistency and to conform the Agreement to the description of the Management Fee in the Prospectus on which the Shareholders relied in purchasing their shares, the independent directors of the Fund have approved an amendment to the Agreement to delete this provision. Calculating the Management Fee pursuant to the Prospectus description rather than the terms of the Agreement resulted in an overpayment of the Management Fee of approximately $188,000, since inception of the Fund in 1994. This overpayment will be refunded to the Fund by offsetting the net overpayment against payables due by the Fund to Renaissance Group until the net overpayment is completely satisfied.

  The Board of Directors of the Fund believes that the provision in the Agreement acts as a disincentive for the advisor to the Fund to maximize shareholder value in the long-term. The calculation in the Agreement provides incentives for the Fund's advisor to take a short-term approach to the management of the Fund, because it encourages the Fund's advisor to sell appreciated portfolio securities quarterly in order to realize gains and therefore Management Fees, even though it may be optimal to hold the securities for a longer period to maximize shareholder value. The Board of Directors believes that the benefit of long-term management objectives to the Fund's shareholders will more than offset any short-term benefit to them from the current calculation of the Management Fee pursuant to the Agreement.

   Therefore, the Board of Directors believes the elimination of this provision from the Agreement is in the long-term best interests of the shareholders of the Fund and better achieves the Fund's objective of maximizing shareholder value.

  In addition, the Agreement provides that the Fund pay Renaissance Group a management incentive fee (the "Incentive Fee") of 20% of net realized capital gains after allowance for any unrealized capital depreciation of the Fund, which Incentive Fee is to be determined and paid on an annual basis.
Pursuant to discussions with the Fund's public accountants, an estimated quarterly Incentive Fee cannot be accrued on the Fund's quarterly financial statements distributed to the Fund's shareholders because of the uncertainty of actual amount of the Incentive Fee to be determined at year end. Determining and paying the Incentive Fee on a quarterly basis will allow for the Incentive Fee to be reflected on the Fund's quarterly financial statements, which the Board of Directors believes will better reflect the operating results and financial position of the Fund on a quarterly basis. For that reason, the independent directors of the Fund have approved the amendment to the Agreement to provide for the quarterly determination and payment of the Incentive Fee. The Board is unable to predict if this amendment will result in a material change in the Incentive Fee paid by the Fund in subsequent periods. The Prospectus does not discuss the timing of the determination or payment of the Incentive Fee.

  The amendments to the Investment Advisory Agreement require the vote of a majority of the issued and outstanding shares of Common Stock.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT TO THE
AGREEMENT.

 INFORMATION ABOUT THE FUND'S PRINCIPAL OFFICERS AND INVESTMENT ADVISOR

  Set forth below is certain information regarding the officers of Renaissance Group, the Fund's Investment Advisor:

  RUSSELL CLEVELAND is the President, principal founder and majority
shareholder of Renaissance Group.   (See Proposal One, "Election of
Directors," for biographical information.)

  VANCE M. ARNOLD, age 54, joined Renaissance Group in 1994. Mr. Arnold is a Chartered Financial Analyst and has served as President of the Houston Society of Financial Analysts. He holds a BBA from the University of Texas at Austin and an MBA from East Texas State University. Before joining Renaissance Group, Mr. Arnold served, from April 1988 to September 1994, as Senior Vice President of Investment Advisors, Inc., Houston, Texas.

  BARBE BUTSCHEK, age 43, has been associated with Renaissance Group and its predecessor companies since 1977. As Senior Vice President and
Secretary/Treasurer, she has been responsible for office management, accounting management, and records management of the series of investor limited partnerships. Ms. Butschek supervises investor records and information with respect to Renaissance Group and its funds. She also
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

prepares and maintains investor tax and information reports.  Ms.
Butschek serves as Secretary for Renaissance Capital Partners, Ltd., Renaissance Capital Partners II, Ltd. and as Secretary and Treasurer of the Fund. She also serves as Secretary of RenCap Securities, Inc., a wholly-owned subsidiary of Renaissance Group and registered Broker-Dealer.

  Robert C. Pearson, age 62, joined Renaissance Capital in April 1997. Mr. Pearson brings over thirty years of experience to Renaissance Capital's corporate finance function. From May 1994 to May 1997, Mr. Pearson was an independent financial management consultant. From May 1990 to May 1994, he served as Chief Financial Officer and Executive Vice President of Thomas Group, Inc., a management consulting firm, where he was instrumental in moving a small privately held company from a start-up to a public company with over $40 million in revenues. Prior to 1990, Mr. Pearson was responsible for all administrative activities for the Superconducting Super Collider Laboratory. In addition, from 1960 to 1985, Mr. Pearson served in a variety of positions at Texas Instruments in financial planning and analysis, holding such positions as Vice President-Controller and Vice President-Finance. Mr. Pearson holds a BS in Business from the University of Maryland and was a W.A. Paton scholar with an MBA from the University of Michigan.

  MARDON M. NAVALTA. Mr. Navalta, age 37, joined Renaissance Group in June 1993. His responsibilities include investment research and due diligence
analysis on prospective new investments.   Mr. Navalta's prior experience
includes employment with Dallas Research & Trading, Inc. from 1991 to 1993, where he served as a registered representative and analyst managing clients investments. Before 1991, he spent five years as an analyst for Dallas Securities Investment Corporation where he specialized in research, quantitative analysis and due diligence investigations. He also serves as President and Principal of RenCap Securities, Inc. Mr. Navalta holds a degree in Finance from North Texas State University.

  John A. Schmit, age 30, joined Renaissance Capital initially as an independent contractor in May 1997 and, in October 1997, he was appointed as Vice President - Portfolio Monitoring. Prior to joining Renaissance Capital, Mr. Schmit worked as an independent contractor handling investments and monitoring investment portfolios from February 1996 to May 1997.
From October 1994 to February 1996, he attended The Georgetown University Law Center and from September 1992 to September 1994, he practiced law at the law
firm of Gibson, Ochsner & Adkins.   He holds a BBA in Finance from Texas
Christian University, a JD from the University of Oklahoma College of Law and an LLM in International and Comparative Law from The Georgetown University Law Center.

  Officers and employees of Renaissance Group are compensated solely by Renaissance Group. Renaissance Group provides investment advisory services to the Fund pursuant to the Agreement. Renaissance Group is a registered investment adviser under the Investment Advisers Act of 1940, as amended, and is subject to the reporting and other requirements thereof. Renaissance Group and its officers and employees devote such time to the Fund's business as is necessary for the conduct of its operations. Pursuant to the Agreement,
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

Renaissance Group is entitled to receive a Management Fee of 1.75% of the Funds' assets and an Incentive Fee equal to 20% of the Fund's net realized capital gains after allowance for any unrealized capital depreciation. In 1997, the Fund paid Renaissance Group $816,744 for the Management Fee and $1,196,366 for the Incentive Fee. See also "Proposal Three - Amendments to Investment Advisory Agreement."

                          SECURITIES OWNERSHIP

  As of the Record Date, Renaissance Capital held 118,602 shares of the Fund's outstanding Common Stock, representing 2.73% of the total number of shares outstanding.

  As of the Record Date, the Fund's Directors and officers as a group owned less than 1% of the shares of the Fund. Since January 20, 1994 (the commencement of operations), none of the Fund's Directors engaged in a purchase or sale of the securities of Renaissance Group or its subsidiaries.

             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Pursuant to the Agreement, Renaissance Group serves as investment adviser to the Fund, subject to the supervision of the Board of Directors. Services provided to the Fund include the v